Exhibit 1.01

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement ("Agreement"), dated as of March 14, 2012, is made by, and between, Hanover Portfolio Acquisitions, Inc., a Delaware corporation (“Parent”), IP Resources International, Inc., a Nevada corporation (“Company”), and the shareholders of the Company that are signatory hereto or who sign a Shareholder Joinder to the Share Exchange Agreement in the form of Exhibit “A” hereto (each a “Shareholder” and, jointly, the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

The Company has on the date hereof 33,234,294 common shares, par value $.001, issued and outstanding.  Pursuant to this Agreement, each Shareholder shall transfer all of their Company Shares for such number of newly issued shares of common stock, par value $.0001, of the Parent (“Parent Stock”) as is determined in Section 1.01 below.  The aggregate number of Parent Shares to be issued to the Shareholders is referred to herein as the “Parent Shares.”

The exchange of the Company Shares for the Parent Shares is intended to constitute a tax-free exchange property governed by Section 351 of the United States Internal Revenue Code of 1986, as amended (“Code”) or such other tax free reorganization or restructuring provisions as may be available under the Code.

The Board of Directors of each of the Parent and the Company has determined that it is desirable to affect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreement set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Exchange by the Shareholders.

SECTION 1.1   Exchange.   At the Closing, each Shareholder shall sell, transfer, assign, and deliver to the Parent its Company Shares free and clear of all Liens (as defined in Section 2.01) in exchange for Parent Shares with each Company common share being exchanged for 1.2342 Parent Shares (“Exchange Ratio”).

SECTION 1.2   Closing.   The Closing of the share exchange shall take place at the offices of Washor and Associates, 21800 Oxnard Street, Suite 790, Woodland Hills, California 91367, commencing on the satisfaction or waiver of all conditions and obligations of the Parties to consummate the share exchange contemplated hereby (other than conditions and obligations that the respective Parties will take at Closing) or such other date or time as the Parties shall mutually determine (“Closing Date”).

Article II

Representations and Warranties of Shareholders

Each Shareholder hereby represents and warrants to the Parent severably, but not jointly, as follows:

SECTION 2.1   Good Title.   The Shareholder is the record and beneficial owner, and has good title to the Company Shares, with the right and authority to deliver such Company Shares to the Parent as provided herein. Upon delivery of any certificate or certificates duly endorsed for transfer to the Parent and/or registering the Parent as the new owner of such Company Shares in the register of the Company, the Parent shall receive good title to such Company Shares, free and clear of all liens, hypothecs, security interests, pledges, mortgages, encumbrances, equities, claims of any kind, voting trusts, trust agreements, and shareholder agreements (collectively, “Liens”).

SECTION 2.2   Power and Authority.   All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the share exchange have been properly and duly taken by Shareholder.  This Agreement constitutes a legal, valid, and binding obligation of Shareholder, enforceable against the Shareholder in accordance with its terms.

SECTION 2.3   No Conflicts.   The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations under this Agreement:  (a) will not require the consent of any third party or any federal, state, provincial, local, or foreign government, or any court of competent jurisdiction, administrative agency or commission, or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statute, law, ordinance, rule, writ, regulation, order , injunction, judgment, or decree (collectively “Laws”); (b) will not violate any Laws applicable to Shareholder; or (c) will not violate or breach any contractual obligation to which such Shareholder is a party.

SECTION 2.4   No Finder’s Fee.   The Shareholder has not created any obligation for any finder’s fee, investment banking fee, or broker’s fee in connection with this transaction for which the Company or the Parent will be responsible.

SECTION 2.5   Purchase for Own Account.   Shareholder is acquiring the Parent Shares solely for the Shareholder’s own account as a principal, for investment purposes only and not with a view to the resale or distribution thereof, in whole or in part. Shareholder has no present intention of selling or otherwise distributing the Parent Shares except in compliance with the applicable securities laws and the terms of this Agreement.

SECTION 2.6   Unregistered Parent Shares.   Shareholder understands that the Parent Shares have not been registered under the Securities Act of 1933, as amended (“Securities Act”), or the securities laws of any U.S. state, and if issued in accordance with the terms of this Agreement, the Parent Shares will be issued by reason of a specific exemption from registration under the Securities Act that depends upon, among other things, the bona fide nature of the Shareholder’s investment intent and the accuracy of the other Shareholder representations contained herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits, or entitlements attached to the Parent Shares in accordance with the Parent’s Charter documents or the laws of its jurisdiction of incorporation.

SECTION 2.7   Available Information.   The Shareholder has such knowledge and experience in business and financial matters that Shareholder is capable of evaluating the merits and risks of the acquisition of the Parent Shares through this share exchange.

SECTION 2.8   Restricted Securities.   The Parent understands that the Parent Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that if acquired by Shareholder pursuant to the terms of this Agreement, the Parent Shares would be acquired in a transaction not involving a public offering. The Shareholder further acknowledges that if the Parent Shares are issued to Shareholder in accordance with the terms of this Agreement, the Parent Shares may not be sold without registration under the Securities Act or the existence of an exemption from such registration. The Shareholder represents that the Shareholder is familiar with Rule 144, promulgated under the Securities Act, as presently in effect, and understands the resale restrictions imposed by Rule 144 and the Securities Act.

SECTION 2.9   Reliance on Exemption.   Shareholder has the financial ability to bear the economic risk of an investment in the Parent, has adequate means of providing for the Shareholder’s current needs and contingencies, has no need for liquidity in such investment, and could afford a complete loss of such investment.  With respect to the investment made under this Agreement, Shareholder is an "Accredited Investor" as such term is defined in Regulation D promulgated under the Securities Act.  Shareholder is also involved in the management of the Company or is fully aware of its business.

SECTION 2.10   Legend.   It is understood that the Parent Shares will bear the following legend or another legend that is similar to the following:

“THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACTOR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACTAND IN ACCORNANCE WITH THE APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.”

Article III

Representations and Warranties of the Company

The Company represents and warrants as of the Closing that, except as set forth in a letter to be dated on, or before, the date of Closing, from the Company to the Parent, and a draft Current Report on Form 8-K for filing with the Securities and Exchange Commission (“SEC”) with respect to the Closing (collectively, “Company Disclosure Letter”) (copies of which will be provided to Parent at or before the Closing) regardless of whether the Company Disclosure Letter is referenced below with respect to any particular representation or warranty:

SECTION 3.1   Organization, Standing, and Power.   The Company is duly, organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and in which it is located and the Company has the corporate power and authority and possesses all governmental franchises, licenses, approvals, and authorizations necessary to enable it to own, lease, or otherwise hold its properties and assets, to conduct its business as presently conducted, and to consummate this transaction.  The Company is duly qualified to transact business in each jurisdiction where the nature of its business or its ownership or leasing of property or assets make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a material adverse effect upon the Company, a material adverse effect to carry out its obligations under this Agreement, or a material adverse effect on the ability of the Company to consummate this transaction (“Company Material Adverse Effect”).  The Company has no subsidiaries.

SECTION 3.2   Capital Structure.   The Company is presently authorized to issue 200,000,000 shares of common stock with a par value of $.001 per share. As of the Closing, there will be 33,234,294 shares of common stock issued and outstanding.  To the best of the Company’s understanding, all of the outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable.  There is no preferred stock authorized or issued. There are currently no outstanding warrants, convertible or exchangeable securities, or options.  Except as set forth in the Company Disclosure Letter, there are no existing contractual rights, undertakings, stock-based performance units, stock appreciation rights, or the like to receive Company securities in the future.

SECTION 3.3   Authority, Execution and Delivery.   The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions set forth herein to which it is a party. The execution and delivery of this Agreement and the consummation of the transactions set forth herein to which the Company is a party have been duly authorized and approved by the Company’s Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contained herein.  When executed and delivered this Agreement will be enforceable against the Company in accordance with its terms, subject to certain general equitable principles and applicable laws relating to the enforcement of creditors rights such as bankruptcy, insolvency, reorganization, and the like.

SECTION 3.4   No Conflicts; Consents.   Except as set forth in the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the Company’s compliance with the terms hereof will not, conflict with, result in a violation of or default under, or give rise to a right of termination, cancelation, or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien upon the Company or any of the properties or assets of the Company under any provision of (i) any of the Company’s organizational documents, (ii) any material contract, lease, license, indenture, note, bond, debenture, permit, or any other instrument (“Contract”) to which the Company is a party or to which any Company asset or property is bound, (iii) due to the failure to obtain any material consent or approval from any Governmental entity, or (iv) any Laws applicable to the Company.  However, in connection with clauses (ii), (iii), and (iv), this shall not apply to such items that, either individually or in the aggregate, have not had, and could not be reasonably expected to have, a Company Material Adverse Effect.

SECTION 3.5   Taxes.   The Company is not aware of any tax return which was required to be filed by the Company which was not timely filed or of any tax return currently due to be filed.  The Company is not aware of any taxes which are currently due.  As used herein, the term “Tax Return” shall mean any federal, state, local, provincial, or foreign tax return (including information returns), declaration, statement, report, schedule, or form relating to taxes and any amendment thereto.

SECTION 3.6   Benefit Plans.   The Company does not have or maintain any Company bonus, pension, profit sharing, deferred compensation, incentive compensation, stock option, defined benefit, or other employee benefit plan.

SECTION 3.7   Litigation.   There is no action, suit, arbitration, inquiry, notice of violation, administrative or judicial proceeding, or investigation pending or threatened in writing against the Company or materially affecting the Company of which the Company is aware.

SECTION 3.8   No Finder’s Fee.   The Company has not created any obligation for any finder’s fee, investment banking fee, consulting fee, financial advisory fee, or broker’s fee in connection with this transaction for which any Shareholder, the Company, or the Parent will be responsible.

SECTION 3.9   Contracts.   Except as disclosed in the Company Disclosure Letter, the Company is not in breach or default of any material term in any agreement to which the Company is a party.

SECTION 3.10   Title to Properties.   The Company does not own any real or immoveable property.

SECTION 3.11   Investment Company.   The Company is not, and immediately following the Closing will not become, an investment company, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.12   Intellectual Property.   To the Company’s knowledge, the Company owns, has validly licensed, or otherwise has the right to use all patents, patent rights, trademarks, trademark rights, trade name rights, copyrights, and other proprietary intellectual property rights (collectively “Intellectual Property Rights”) that are material to the conduct of the Company’s business. There are no claims pending, or to the knowledge of the Company threatened, that the Company is infringing or otherwise adversely affecting the rights of any person with regard to the Intellectual Property Rights.  Furthermore, the Company is aware of no infringement by any person on the Company’s Intellectual Property Rights.  Finally, the Company licenses intellectual property from clients and thereafter sublicenses it or commercializes it in various designated international markets.  The Company is aware of no claim against it by any client relating to its sublicensing or commercialization of any client intellectual property.

SECTION 3.13   Transactions with affiliates, officers, directors, and employees.   The Company has engaged in various transactions with its employees, officers, directors, and affiliates. Alan Collier and Bruce Garfield are officers, directors, and significant shareholders in Personal 3D, Inc., a Nevada corporation (“P3D”), and the Company has acquired the right to commercialize P3D’s technology in Europe and to sub-license the technology in the rest of the World except for the United States. Mr. Collier is a Senior Managing Director at Mid-Market Securities (“MMS”), a FINRA-registered Broker-Dealer and an investment banking firm. Mr. Collier is the investment banker for American CryoStem Corp. and P3D. Mr. Collier anticipates that he may also serve as the investment banker for CPaiR.  In the event that the Company requires investment banking services in the future, the Company intends to engage MMS for such services.  Finally, Mr. Mann is an approximately forty percent (40%) shareholder in the Company and an approximately thirty-seven and one-half percent (37.5%)

shareholder in the Parent.  Thus, the instant transaction constitutes a transaction with affiliates.  Except as set forth herein, the Company does not have any agreement with any Shareholder relating to the transactions contemplated by this Agreement.

SECTION 3.14   Development Stage Company.   As a development stage company, the Company’s book value is dependent on its continuation as a going concern. Furthermore, the Company anticipates that it will generate an operating deficit during its initial operation. The Company intends to sub-license its portfolio products and technology to prospective customers, to commercialize the P3D technology in Europe, and to raise, or generate from operations, sufficient capital to continue as a going concern. The value of the Company’s assets would materially decrease were it to be unable to continue as a going concern.

SECTION 3.15   Foreign Corrupt Practices.   Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of his actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

SECTION 3.16   Disclosure to Parent.   No representation or warranty of the Company contained in this Agreement or in the Company Disclosure Letter is untrue as to any material fact or omits to state any material fact necessary to make the statement contained in this Agreement or the Company Disclosure Letter not misleading.

Article IV

Representations and Warranties of the Parent

The Parent represents and warrants as of the Closing to the Parent and the Shareholders that, except as set forth in reports, schedules, forms, statements, and other documents filed by the Parent with the SEC which were publicly available for review as of March 2, 2012, and except as set forth in a letter to be dated on, or before, the date of Closing, from the Parent to the Parent, and a draft Current Report on Form 8-K for filing with the Securities and Exchange Commission (“SEC”) with respect to the Closing, including financial statements and notes thereto (collectively, “Parent Disclosure Letter”) (copies of which will be provided to Parent at or before the Closing) regardless of whether the Parent Disclosure Letter is referenced below with respect to any particular representation or warranty:

SECTION 4.1   Organization, Standing, and Power.   The Parent is duly, organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and in which it is located and the Parent has the corporate power and authority and possesses all governmental franchises, licenses, approvals, and authorizations necessary to enable it to own, lease, or otherwise hold its properties and assets, to conduct its business as presently conducted, and to consummate this transaction.  The Parent is duly qualified to transact business in each jurisdiction where the nature of its business or its ownership or leasing of property or assets make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a material adverse effect upon the Parent, a material adverse effect to carry out its obligations under this Agreement, or a material adverse effect on the ability of the Parent to consummate this transaction (“Parent Material Adverse Effect”).  The Parent has no subsidiaries.

SECTION 4.2   Capital Structure.   The Parent is presently authorized to issue 75,000,000 shares of common stock with a par value of $.0001 per share. As of the Closing , there will be 4,557,545 shares of common stock issued and outstanding.  To the best of the Parent’s understanding, all of the outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. There is 5,000,000 shares of preferred stock authorized.  No preferred stock has been issued. There are currently no outstanding warrants, convertible or exchangeable securities, or options. Except as set forth in the Parent Disclosure Letter, there are no existing contractual rights, undertakings, stock-based performance units, stock appreciation rights, or the like to receive Parent securities in the future.

SECTION 4.3   Authority, Execution and Delivery.   The Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions set forth herein to which it is a party. The execution and delivery this Agreement and the consummation of the transactions set forth herein to which the Parent is a party have been duly authorized and approved by the Parent’s Board of Directors and no other corporate proceedings on the part of the Parent are necessary to authorize this Agreement and the transactions contained herein. When executed and delivered this Agreement will be enforceable against the Parent in accordance with its terms, subject to certain general equitable principles and applicable laws relating to the enforcement of creditors rights such as bankruptcy, insolvency, reorganization, and the like.

SECTION 4.4   No Conflicts; Consents.

(a)

Except as set forth in the Parent Disclosure Letter, the execution and delivery of this Agreement by the Parent does not, and the Parent’s compliance with the terms hereof will not, conflict with, result in a violation of or default under, or give rise to a right of termination, cancelation, or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien upon the Parent or any of the properties or assets of the Parent under any provision of (i) any of the Parent’s organizational documents, (ii) any material Contract to which the Parent is a party or to which any Parent asset or property is bound, (iii) due to the failure to obtain any material consent or approval from any Governmental entity, or (iv) any Laws applicable to the Parent.  However, in connection with clauses (ii), (iii), and (iv), this shall not apply to such items that, either individually or in the aggregate, have not had, and could not be reasonably expected to have, a Parent Material Adverse Effect.

(b)

No Consent of, or registration, declaration, or filing with, or permit from, any Governmental entity is required to be obtained or made by or with respect to the Parent in connection with the execution, delivery and performance of this Agreement or the consummation of this Transaction, other than the (i) filing with the SEC of reports under Sections 13 and 15 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and filings under state “blue sky” laws, as may be required in connection with this Agreement and the transaction.

SECTION 4.5   SEC Documents; Undisclosed Liabilities.

(a)

Parent has timely filed all reports, schedules, forms, statements, and other documents required to be filed by the Parent pursuant to Sections 13 and 15 of the Exchange Act, as applicable (“Parent SEC Documents”).

(b)

As of its respective filing date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and except to the extent that the Parent SEC Documents have been revised or superseded by a later filed Parent SEC Document, each Parent SEC Document did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting standards and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on an consistent basis during the periods involved (except as may be indicated in the notes thereto and fairly present the consolidated financial position of the Parent as of the dates thereof and the results of operations and cash flow for the periods shown (subject, in the case of unaudited financial statements, to normal year-end audit adjustments).

(c)

The most recent Parent Financial Statements filed with the SEC was for the period ending December 31, 2010.  Except as set forth in the Parent Disclosure, there have been no material adverse changes in the Parent’s financial condition subsequent to December 31, 2010.  The Parent is in the process of filing a 10-K for the Parent, including Parent financial statements for the period ending December 31, 2011. The Parent represents that complete, accurate, and compliant Parent financial statements for the period ending December 31, 2011, which have been prepared in compliance with all SEC rules and regulations, will be complete and ready for filing on March 30, 2012

(d)

Except as set forth in the filed Parent SEC Documents, the Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise) required by GAAP to be set forth on a balance sheet of the Parent or in the notes thereto.  Upon delivery, the Parent Disclosure Letter will set forth all financial and contractual obligations and liabilities (including any obligation to issue capital stock or other securities of the Parent) due after the date of this Agreement.  As of the date of Closing, all liabilities of the Parent shall have been paid off in full or the Parent shall retain sufficient cash deposits to cover all of the remaining unpaid liabilities.

(e)

Except as set forth in the filed Parent SEC Documents, the Parent Disclosure Letter, or comment letters from the SEC relating to the Parent’s Form S-1, the Parent has not received any written communication from any Governmental Entity since December 31, 2010, alleging or suggesting that that the Parent was not in compliance with any applicable law in any material respect.

(f)

The Parent is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder as are applicable to it.

(g)

Except as set forth in the Parent SEC Documents, the Parent has not granted or agreed to grant any person any rights (including “piggyback” registration rights) to have any Parent securities registered with the SEC or any other Governmental Entity that have not been satisfied.

SECTION 4.6   Information Supplied.   None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in any SEC filing by the Parent contains any untrue statement of material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.7   Taxes.   The Parent is not aware of any tax return which was required to be filed by the Parent which was not timely filed or of any tax return currently due to be filed.  The Parent has paid all taxes when due and there are no taxes which are currently due. All tax returns filed for the Company, and all information contained thereon, are true and correct in all material regards. As used herein, the term “Tax Return” shall mean any federal, state, local, provincial, or foreign tax return (including information returns), declaration, statement, report, schedule, or form relating to taxes and any amendment thereto. There is no tax lien with respect to Parent or its assets and the Parent is not bound to any agreement relating to taxes.

SECTION 4.8   Benefit Plans.   The Parent does not have or maintain any Parent bonus, pension, profit sharing, deferred compensation, incentive compensation, stock option, defined benefit, “employee welfare benefit plan” (as defined in Section 3.1 of

ERISA), “employee pension benefit plan”( as defined in Section 3.2 of ERISA) or other employee benefit plan. The Parent has never had such an employee benefit plan.

SECTION 4.9   Litigation.   There is no action, suit, arbitration, inquiry, notice of violation, administrative or judicial proceeding, or investigation pending or threatened in writing against the Parent or materially affecting the Parent of which the Parent is aware.

SECTION 4.10   No Finder’s Fee.   The Parent has not created any obligation for any finder’s fee, investment banking fee, consulting fee, financial advisory fee, or broker’s fee in connection with this transaction for which any Shareholder, the Parent, or the Company will be responsible.

SECTION 4.11   Contracts.   Except as disclosed in the Parent Disclosure Letter, the Parent is not in breach or default of any material term in any agreement to which the Parent is a party.

SECTION 4.12   Title to Properties.   The Parent does not own any real or immoveable property.  The Parent owns or has sufficient leasehold interests in all of its properties used in the conduct of its business.

SECTION 4.13   Investment Company.   The Parent is not, and immediately following the Closing will not become, an investment company, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.14   Intellectual Property.   To the Parent’s knowledge, the Parent owns, has validly licensed, or otherwise has the right to use all patents, patent rights, trademarks, trademark rights, trade name rights, copyrights, and other proprietary intellectual property rights (collectively “Intellectual Property Rights”) that are material to the conduct of the Parent’s business. There are no claims pending, or to the knowledge of the Parent threatened, that the Parent is infringing or otherwise adversely affecting the rights of any person with regard to the Intellectual Property Rights.  Furthermore, the Parent is aware of no infringement by any person on the Parent’s Intellectual Property Rights.

SECTION 4.15   Absence of Certain Changes or Events.   Except as disclosed in the filed Parent SEC Documents or in the Parent Disclosure Letter, from December 31, 2010 through the date of this Agreement, the Parent has conducted its business only in the ordinary course and during such period there has not been any:

(a)

any change in the assets, liabilities, financial condition, or operating results other than in the ordinary course of business;

(b)

any damage, destruction, or loss that would have a Parent Material Adverse Effect;

(c)

any satisfaction discharge or compromise of any obligation by the Parent except in the ordinary course of business, which would have a Parent Material Adverse Effect;

(d)

any waiver or compromise  by the Parent of a valuable right or material debt owed to it;

(e)

any material change in any material Parent Agreement;

(f)

any material change to any compensation arrangement or agreement with any officer, director, shareholder, consultant, or employee;

(g)

any loan or guaranty made by the Parent;

(h)

any lien created by the Parent on any of its assets or property other than a lien created in the ordinary course of its business;

(i)

any distribution made in respect to the Parent’s capital stock or any redemption, purchase, or other acquisition of any of the Parent’s capital stock; or

(j)

any arrangement or commitment by the Parent to do any of the things described in this Section 4.15.

SECTION 4.16   No New Issuances.   Except for 22,675 shares of Parent Stock issued to Frank J. Hariton, Esq., as of March 9, 2012, the Parent has issued no Parent Shares subsequent to December 31, 2010.

SECTION 4.17   Market Makers.   The Parent has at least one market maker for the Parent Stock and such market maker has obtained all permits and made all filings necessary in order for such market maker to continue as a market maker of the Parent.  A 15-c2-11 has been filed and accepted by FINRA for the Parent.

SECTION 4.18   Transactions with affiliates, officers, directors, and employees.    The Parent has engaged in a transaction with an affiliate of Michael Mann.  Mr. Mann is a majority shareholder in the Parent and a substantial shareholder and officer of the Company. Thus, the instant transaction constitutes a transaction with affiliates. The Parent has not entered into any other transaction with its employees, officers, directors, shareholders, or affiliates.

SECTION 4.19   No Additional Agreements.   The Parent has no agreement or understanding with any Shareholder other than the agreement set forth herein.

SECTION 4.20   Foreign Corrupt Practices.   Neither the Parent nor, to the Parent’s knowledge, any director, officer, agent, employee, or other person acting on behalf of the Parent has, in the course of his actions for, or on behalf of, the Parent (i) used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

SECTION 4.21   Maintenance of Listing.   The Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for the continued listing of the Parent Stock on the trading market on which the Parent Stock is currently listed. The Parent has no reason to believe that the Parent Stock will not be quoted on the trading market in the near future. The issuance and sale of the Parent Shares under this Agreement do not contravene the rules and regulations of the trading market on which the Parent Stock is currently listed, and no approval of the shareholders of the Parent is required for the Parent to issue and deliver to the Shareholders the Parent Shares contemplated by this Agreement.

SECTION 4.22   Disclosure to Company and Shareholders.   There is no material fact relating to the Parent that is not contained in the Parent SEC Documents or that has not been disclosed to the Company by Parent. No representation or warranty of the Parent contained in this Agreement or in the Parent Disclosure Letter is untrue as to any material fact or omits to state any material fact necessary to make the statement contained in this Agreement or the Parent Disclosure Letter not misleading.

ARTICLE V

Deliveries

SECTION 5.1   Deliveries of Shareholders.   At the Closing, the Shareholders shall deliver to the Parent the following documents:

(a)

An executed Copy of this Agreement; and

(b)

A duly executed copy of a Share Transfer Separate, transferring their Company Shares to the Parent.

In the event that eighty percent (80%) interest of the Shareholders deliver the foregoing to the Parent at closing, the remaining Shareholders may deliver their deliveries to Parent within fourteen (14) days of the closing. Faxed copies will be treated as originals for the purpose of Closing.

SECTION 5.2   Deliveries of Parent.   At the Closing, Parent shall deliver the following documents to the Company:

(a)

An executed copy of this Agreement;

(b)

A letter of resignation by all directors and officers of the Parent, effective on Closing;

(c)

Evidence of the election of the following persons as officers and directors of the Parent effective upon the Closing:

Name	Position
Alan Collier	Director, Chief Executive Officer, Secretary
William Scigliano	Chief IP Officer
Don Calabria	Chief Operating Officer
Name	Position
Rowland Hanson	Managing Director
Michael Mann	Executive Vice-President–Shareholder Relations
Courtland Van Oden, Sr.	Vice President of Business Development
Bruce Garfield	Vice-President – Sales and Marketing
Ramiro Contreras	Vice President – Corporate Development
Terrence Byrne	Vice President – Business Development
Jason Feldman	Vice President – Business Development
Anand Mandaliya	Vice President – Business Development
Dean Skupen	Chief Financial Officer

(d)

A certificate from the Parent, executed by Michael Mann and Peter Hall that all of the representations and warranties made by the Parent in this Agreement are true and correct in all material regards and remain in full force and effect. The certificate shall survive the performance of the Agreement and the Closing;

(e)

A duly executed general release of the Parent, the Company, and the Shareholders from Messrs. Mann and Hall as of the date of Closing. The form of such general release shall be reasonably acceptable to the Company and shall not include any Parent obligations to them under this Agreement. The general release shall not apply to obligations relating to obligations of the Company which are unrelated to Hanover;

(f)

An opinion letter from counsel for the Parent reasonably acceptable to the Company;

(g)

A Parent Disclosure Letter or a letter stating that there are no items to disclose on the Parent Disclosure Letter; and

(h)

Stock Certificates for each Shareholder representing his Parent Shares.  The Stock Certificate for each Shareholder shall be delivered to the individual Shareholder.

SECTION 5.3   Deliveries by the Company.   At the Closing, the Company shall deliver the following documents to the Parent:

(a)

An executed copy of this Agreement;

(b)

A certificate from the Company, executed by Alan Collier that all of the representations and warranties made by the Company in this Agreement are true and correct in all material regards and remain in full force and effect. The certificate shall survive the performance of the Agreement and the Closing;

(c)

A Company Disclosure Letter or a letter stating that there are no items to disclose on the Company Disclosure Letter;

(d)

A Consulting Agreement with the Parent for Mr. Hall reasonably acceptable to the Company.  The form of the Agreement shall be the Company’s standard form of Agreement. The Consulting Agreement shall be for a one year term, automatically renewable for an additional one year terms unless either party gives notice a minimum of thirty (30) days prior to its expiration that such party does not wish to renew the Agreement. The Agreement shall provide for consulting fees of $7,500 per month. Mr. Hall shall also receive 3,000,000 shares of Parent Stock, vesting over three (3) years in equal quarterly installments as long as Mr. Hall remains as a Consultant for the Company. The Agreement may also be terminated for the Company’s standard grounds for cause. The Agreement shall be executed immediately after the Closing;

(e)

An Agreement by the Parent for $155,000 to be into an account controlled by Michael Mann for distribution, pro rata, to the shareholders of the Parent who owned Parent Stock prior to the Closing; and

(f)

A Company Disclosure Letter or a letter stating that there are no items to disclose on the Company Disclosure Letter.

Article VI

Conditions of Closing

SECTION 6.1   Shareholders and Company Conditions Precedent.   The obligations of the Shareholders and Company to enter into and complete the Closing is subject, at the option of the Shareholders and Company to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Shareholders and Company in writing:

(a)

The representations and warranties of the Parent contained in this Agreement (Article V) shall be true and correct in all material respects on and as of the Closing Date;

(b)

There shall be no material judicial or administrative litigation, proceeding, or investigation pending or threatened against the Parent;

(c)

There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2010, which has had or is reasonably likely to cause a Parent Material Adverse effect;

(d)

The Parent shall have filed all reports and other documents required to be filed under the federal securities laws through the Closing Date;

(e)

The Parent shall have maintained its status as a company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing;

(f)

The Deliveries specified in Section 5.2 shall have been made by the Parent; and

(g)

A minimum of eighty percent (80%) of the Company Shares are available for exchange for Parent Stock at the Closing.

SECTION 6.2   Parent Conditions Precedent.   The obligations of the Parent to enter into and complete the Closing is subject, at the option of the Parent to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Parent in writing:

(a)

The representations and warranties of the Shareholders contained in this Agreement (Article II) and of the Company contained in this Agreement (Article III) shall be true and correct in all material respects on and as of the Closing Date;

(b)

There shall be no material judicial or administrative litigation, proceeding, or investigation pending or threatened against the Company;

(c)

There shall not have been any occurrence, event, incident, action, failure to act, or transaction since March 1, 2012, which has had or is reasonably likely to cause a Company Material Adverse effect;

(d)

Each participating Company Shareholder has completed, executed, and returned a Stock Transfer Separate from Certificate in the form attached hereto as Exhibit “B” and a Shareholder Certification in the form attached hereto as Exhibit “A” for delivery at Closing;

(e)

The Deliveries specified in Section 5.1 and 5.3 shall have been made by the participating Shareholders and the Company respectively; and

(f)

A minimum of eighty percent (80%) of the Company Shares are available for exchange for Parent Stock at the Closing.

Article VII

Covenants

SECTION 7.1   Blue Sky Laws.   The Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Parent Shares in connection with this Agreement.

SECTION 7.2   Fees and Expenses.   All fees and expenses in connection with this Agreement shall be paid by the Party incurring same, whether or not this Agreement is consummated.

SECTION 7.3   Continued Efforts.   Each Party shall use commercially reasonable efforts to (a) take such steps and do such acts as may be necessary to consummate this transaction and (b) take such steps and do such acts as are reasonably necessary to keep all of its representations and warranties true and correct on and as of the Closing Date.

SECTION 7.4   Filing of Form 8-K and Press Release.   The Parent shall file no later than two (2) business days after the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements disclosing the terms of this Agreement and other required disclosure relating to this transaction.

SECTION 7.5   Preservation of Business.   Prior to Closing, the Parent and the Company shall cooperate in taking all steps necessary to preserve their respective businesses and operate such businesses in the ordinary course of such respective businesses except that the Parent shall issue no Parent Stock without the prior written consent of the Company.  Both Parties represent that they have operated their respective companies in the ordinary course of their businesses at all times subsequent to the initial communications between the Parent and the Company relating to the transaction contained in this Agreement.  After the Closing, the Parent will continue in its current business and all business and other assets of the Parent shall remain in the Parent.

Article VIII

Miscellaneous Matters

SECTION 8.1   Notices.   Except as expressly provided herein, all notices, requests or other communications required hereunder shall be in writing and shall be given by personal delivery, overnight courier service, or email, addressed to the respective party at the applicable address set forth herein, or to any party at such other addresses as shall be specified in writing by such party to the other parties in accordance with the terms and conditions of this Section.  All notices, requests or communications shall be deemed effective upon personal delivery, two (2) business days following deposit with any overnight courier service, or upon email transmission as long as a hard copy is mailed to the party’s address on the same day that the email is transmitted.

In order to be effective, any such Notice shall be given, as follows:

To Company or to

Shareholders:

            Mr. Alan Collier

IP Resources International, Inc.

3835-R East Thousand Oaks Boulevard # 340

Westlake Village, California 91362

Email: acollier@ipresourcesinternational.com

If relating to a specific

Shareholder, with a

copy to:

Email address on the Shareholder’s

Signature Page

With a copy to:

Lawrence I. Washor, Esq

Washor and Associates

21800 Oxnard Street

Suite 790

Woodland Hills, California 91367

Email: lwashor@washor.com

To Parent:

Mr. Michael Mann

835 E. Lamar Blvd, 228

Arlington, TX 76011

Email: mmann@hanoverpai.com

With a copy to:

Frank J. Hariton, Esq.

1065 Dobbs Ferry Road

White Plains, New York 10607

Email:

hariton@sprynet.com

Notice of change of address shall be given by written notice in the manner detailed in this paragraph.  Rejection or other refusal to accept or the failure to deliver due to any change of address of which no notice was given shall not effect the time at which such notice shall be deemed to have been given and shall constitute receipt of such communication.

SECTION 8.2   Jurisdiction, Venue and Governing Law.   This Agreement shall be governed by and construed and enforced in accordance with the laws of the United

States and the State of California (regardless of that jurisdiction or any other jurisdiction's choice of law principles).  To the extent permitted by law, the parties hereto agree that all actions or proceedings arising in connection herewith, shall be litigated in the state and federal courts located in the County of Los Angeles, State of California, and each party hereby waives any right that such party may have to assert the doctrine of Forum Non Conveniens or to object to venue. The parties each hereby stipulate that the courts located in the County of Los Angeles, State of California, shall have exclusive personal jurisdiction and venue over each party for the purpose of litigating any such dispute, controversy or proceeding arising out of or related to this Agreement.

SECTION 8.3   No Assignment.   This Agreement is personal to the Parties and no Party may assign or otherwise transfer any rights or delegate any responsibilities hereunder without the prior written approval of the other Parties.

SECTION 8.4   Binding Agreement.   This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and permitted assigns.

SECTION 8.5   Validity.   If any one or more of the provisions (or any part thereof) of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

SECTION 8.6   ACKNOWLEDGEMENT.   EACH PARTY ACKNOWLEDGES THAT SUCH PARTY HAS HAD THE OPPORTUNITY TO CONSULT WITH THE ADVISOR OF THE PARTY’S OWN CHOICE AND THAT THE PARTY HAVE FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT.

SECTION 8.7   Time of the Essence; Cooperation.   Time is of the essence in the performance of the obligations of the Parties in connection with this Agreement.  All Parties shall cooperate fully in carrying out the terms of this Agreement and shall prepare and execute all documents reasonably necessary to carry out the terms of this Agreement.

SECTION 8.8   Attorney's Fees.   In the event that any action or proceeding is commenced by any Party hereto for the purpose of enforcing any provision of this Agreement, the successful or prevailing party shall recover reasonable attorney's fees and other costs incurred in such action or proceeding.

SECTION 8.9   Entire Agreement.   This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. There are no promises, covenants, or conditions which are not contained herein. This Agreement, or any provision hereof, may only be amended, waived, discharged, altered, or terminated by a writing signed by the Party or Parties against whom it is sought to be enforced.

This Agreement shall be interpreted as if it were jointly prepared and shall not be construed against any one party in the event of any ambiguity. There are no third party beneficiaries to this Agreement.

SECTION 8.10   Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been executed by each of the required Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, binding, valid, and enforceable for all purposes.

SECTION 8.11   Termination.   This Agreement may be terminated (i) in the event that it fails to close by March 19, 2012; (ii) by the mutual consent of the Company and the Parent, (iii) by the Company, in the event that any representation of warranty of the Parent is untrue or becomes untrue prior to Closing; or (iv) by the Parent, in the event that any representation of warranty of the Company is untrue or becomes untrue prior to Closing.

SECTION 8.12   Remedies.   In addition to being able to enforce all rights provided under this Agreement or granted by law, including the recovery of damages, each Party shall be entitled to specific performance under this Agreement to the extent permitted by law. The Parties agree that monetary damages would be extremely difficult (if not impossible) to compute accurately and would probably not provide adequate compensation for any loss incurred due to a breach of the Agreement. Thus, in any action for specific performance the Parties hereby waive any defense that there is an adequate remedy at law.

IN WITNESS WHEREOF, each of the parties hereby executes this Agreement of the date first set forth above.

IP RESOURCES INTERNATIONAL, INC.

By:

/s/

______________________________

Alan Collier, Chief Executive Officer

HANOVER PORTFOLIO ACQUISITIONS, INC.

 By:

/s/

____________________________

Michael Mann, Director

[SHAREHOLDER SIGNATURES ON THE FOLLOWING PAGES]

EXHIBIT “A”

Joinder to the Share Exchange Agreement

SHAREHOLDER SIGNATURE PAGE

Name of Shareholder:___________________________________________

Shareholder Signature:__________________________________________

Email Address of Shareholder:____________________________________

Cell Phone Number of Shareholder:________________________________

Address for Shareholder Notice:

_________________________________

Address for Delivery of Parent Stock:_______________________________

Number of Company Shares Held:_________________________________

EXHIBIT “B”

Stock Transfer Separate from Certificate

For Value Received, ____________________, does hereby sell, assign, and transfer unto Hanover Portfolio Acquisitions, Inc., ____________ shares of the common stock of IP Resources International, Inc., a Nevada corporation.  If required, I do hereby irrevocably constitute and appoint Lawrence I. Washor, Esq., as my attorney-in-fact to transfer the said common stock on the books of IP Resources International, Inc., with full power of substitution in the premises.

Dated: Effective as of March 14, 2012

______________________________